Exhibit 10.54



                                   December 21, 1997



Mr. Lawrence S. Benjamin
787 E. Illinois Road
Lake Forest, Illinois  60045

Dear Larry:

     We are pleased to inform you that you are eligible to participate in a special bonus plan that has been adopted by Specialty Foods Corporation (the "Company"). The Compensation Committee of the Board of Directors of the Company has authorized this plan in light of your substantial contributions as the President & Chief Executive Officer of the Company in the past year, including your substantial role in the sale by the Company of its Stella Foods subsidiary. Under this plan, you will receive a special one-time bonus payment from the Company. The terms and conditions of this bonus are set forth below:

     1. Bonus Payment. Subject to the provisions of Section 2, you are eligible to receive a one-time bonus (the "Special
Bonus") in an amount equal to Eight Hundred Thousand Dollars
($800,000). This Special Bonus payment will be made to you on December 1, 1998.

     2. Conditions. The payment of the Special Bonus is expressly conditioned upon your continued employment by the Company (or its parent or one of its subsidiaries) through December 1, 1998, unless prior to such date you die, are terminated as a result of a Disability Termination, are Terminated without Cause, or you Voluntarily Terminate with Good
Reason (as each such term is defined in your Employment Agreement in effect with the Company on the date hereof).

     3. Continued Employment. This Agreement is not a contract of employment. Nothing expressed or implied in this Agreement shall create any right or duty of your continued employment by the Company or its successor.

     4. Unfunded Plan. The Company's obligations under this Agreement shall be unfunded. None of the Company or any of its subsidiaries shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under this Agreement.

     5. Successors Bound. The rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon the successors of the Company.

     6. Assignment. You shall not assign any rights or benefits granted to you by the terms of this Agreement or encumber in any way your interests herein; provided, however, that in the event of your death, any payments then due and owing will be made when due to the legal representative of your estate.

     7. Notices and Other Documents. All payments, requests, notices and the like may be made to you by mailing the same to you at the address set forth below or at such other address as you may file in writing with the Company for that purpose. Notices, requests and the like sent by you to the Company shall be sufficient if mailed to Specialty Foods Corporation, 520 Lake Cook Road, Suite 550, Deerfield, Illinois 60015, Attention:
Vice President, Human Resources, or to such other address as the Company may furnish to you for this purpose from time to time in writing.

     8. Employment Taxes. All payments made under this Agreement shall be subject to withholding tax, other employment taxes and other withholds and deductions as required by applicable law or regulation, as in effect from time to time.

     9. Governing Law/Jurisdiction. The substantive law (and not the law of conflicts) of the State of Illinois will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. The parties hereby waive their rights to request or demand a trial by jury in the event controversy arises under this Agreement.

     If the foregoing correctly sets forth your understanding of the Agreement between us, please sign both copies of this Agreement in the place indicated below and return one copy to us.

                                   Very truly yours,

                                   SPECIALTY FOODS CORPORATION


                                   By:  /s/ Robert B. Aiken
                                   Name:     Robert B. Aiken
                                   Title:    Vice President


Agreed to this 21st day of December, 1997


/s/ Lawrence S. Benjamin
Lawrence S. Benjamin